Exhibit 5.1

601 Lexington Avenue
New York, New York 10022
(212) 446-4800	Facsimile: (212) 446-4900
www.kirkland.com

April 3, 2017

Exelon Corporation
10 South Dearborn Street
Chicago, Illinois 60603

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:
We are issuing this opinion letter in our capacity as special legal counsel to Exelon Corporation, a Pennsylvania corporation (the “Company”), in connection with the remarketing of the Company’s $1,150,000,000 aggregate principal amount of 2.50% Junior Subordinated Notes due 2024 (the “Original Notes”) that were issued pursuant to the Indenture (For Unsecured Subordinated Debt Securities), dated as of June 17, 2014 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of June 17, 2014 (the “First Supplemental Indenture”), and the Second Supplemental Indenture, dated as of April 3, 2017 (collectively with the Base Indenture and the First Supplemental Indenture, the “Indenture”), in each case by and among the Company and The Bank of New York Mellon Trust Company, N.A., as the trustee (the “Trustee”). The Original Notes are being remarketed into $1,150,000,000 aggregate principal amount of 3.497% Junior Subordinated Notes due 2022 (the “Remarketed Notes”).
In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Registration Statement on Form S-3ASR (No. 333-196220) originally filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 23, 2014 (as amended, the “Registration Statement”), (ii) the Indenture and (iii) copies of the Remarketed Notes.
For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection

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with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company.
Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies. Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.
1.    Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when the Remarketed Notes have been duly authorized, executed and authenticated in accordance with the provisions of the Indenture, the Remarketed Notes will be validly issued under the Indenture and binding obligations of the Company.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K in connection with the remarketing of the Original Notes. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York.

We have assumed that the Company has complied with the laws of the State of Pennsylvania and all other laws except to the extent of our advice set forth in paragraph number 1, above.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Very truly yours,
/s/Kirkland & Ellis LLP